Exhibit 10.18

Incysus Therapeutics, inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 1, 2018 (the “Effective Date”), by and between Lawrence S. Lamb, PhD (the “Executive”) and Incysus Therapeutics, Inc. (the “Company”).

Recitals

A.       The Company desires the association and services of Executive and his skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.       Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing, the parties agree as follows:

1.                  Employment by the Company.

1.1              Position; Duties; Location. Subject to the terms and conditions of this Agreement, Executive shall hold the position of Executive Vice President, Chief Scientific Officer. Executive’s activities shall be as directed by the Company’s Chief Executive Officer (the “CEO”) and its Board of Directors (the “Board”) and shall include such duties and activities as typically associated with Executive’s position, and as otherwise may be assigned to Executive from time to time. The Company reserves the right to change or modify Executive’s title and/or duties as business needs may require. Executive shall devote Executive’s business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Executive shall report to the Board and shall work primarily from New York City and/or Birmingham, AL, provided that the Company reserves the right to require business travel.

1.2              Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.3              Exclusive Employment; Agreement not to Participate in Company’s Competitors. Except with the prior written consent of the Board, Executive will not, during the period of employment by the Company, undertake or engage in any other employment, or directly or indirectly, undertake or engage in any employment, directorships, occupation, or business activity that competes with directly or indirectly, or is known by Executive to be adverse or antagonistic to the business, prospective business, or financial or other interests of the Company. Notwithstanding the above, Executive may continue to hold his current non-administrative academic appointment at the University of Alabama at Birmingham provided such position does not interfere with Executive’s job duties for the Company. Executive may further hold other non-tenured, non-administrative academic appointments as visiting professor, professor emeritus, or a similar position at other research institutions mutually agreed upon by the Company and the Executive, provided such position does not interfere with Executive’s job duties for the Company.

1.4              Start Date. Executive’s employment with the Company pursuant to this Agreement commenced on January 1, 2019 (the “Start Date”).

2.                  At-Will Employment.

Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

3.                  COMPENSATION AND BENEFITS.

3.1              Salary. Beginning on the Effective Date, Executive shall earn a base salary of $240,000 per annum, less payroll deductions and all required withholdings (the “Base Salary”). The Company shall increase the Base Salary to the then fair-market compensation of a similar role in a company of a similar stage as determined solely by the Board less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices following the pricing of an initial public offering of the Company’s common stock and listing thereof on the Nasdaq Stock Market or New York Stock Exchange (or their constituent exchanges) (such event referred to as the “completion of an IPO”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary may be adjusted from time to time in the Company’s discretion.

3.2              Performance Bonus. Each full calendar year, Executive will be eligible to earn an additional bonus (in the form of cash or equity, at the Company’s sole discretion) based on the Board’s assessment of Executive’s individual performance and overall Company performance. In order to earn and receive the bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before March 15th of the year following the year to which it relates. The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole and absolute discretion. The Company reserves the right to modify the bonus criteria and targets from year to year.

3.3              Stock Options. Subject to approval by the Board, the Company anticipates granting Executive options to purchase an aggregate of approximately 401,936 shares of the Company’s common stock, which represents approximately 2.5% of the shares outstanding as of the close of the Qualified Series A financing, with an exercise price per share equal to the fair market value per share determined by the Board as of the date of grant (the “Option”). The Option will be issued pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”) and a stock option agreement, and will include both time-based and milestone vesting as follows: (A) the time-based vesting portion of the Option will apply to 160,775 shares of the Company’s common stock (“Tenure Option”), which will have a four-year vesting schedule, under which 25% of the shares subject to the Tenure Option will vest 12 months after the vesting commencement date, and 1/48th of the shares subject to the Tenure Option will vest at the end of each month thereafter; and (B) the milestone-based portion of the Option will apply to 241,161 shares of the Company’s common stock (the “Milestone Option”), subject to Employee remaining a Service Provider, as defined by the Plan, as of the date of vesting of the applicable portion of the Milestone Option, (i) 60,290 shares of the Company’s common stock subject to the Milestone Option (~15% of the option grant) will vest on the date six (6) months after the completion of an IPO, (ii) 90,435 shares of the Company’s common stock subject to the Milestone Option (~22.5% of the option grant) will vest vest upon the initiation of a Phase I trial of the Company’s gamma-delta (γδ) T cell immunotherapy program in combination with a checkpoint inhibitor therapy for the treatment of glioblastoma, and (iii) 90,435 shares of the Company’s common stock subject to the Milestone Option (~22.5% of the option grant) will vest upon the initiation of a Phase I trial of the Company’s gamma-delta (y8) T cell immunotherapy for an indication other than those that have been submitted to the Food and Drug Administration as of the date of this Agreement (which, for the avoidance of doubt, are (a) treatment of leukemia and lymphoma patients undergoing haploidentical stem cell transplantation and (b) glioblastoma). No right to any common stock or any portion of the Option shall be deemed to be earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting of the Option or employment with the Company.

3.4              Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees. The Company shall pay 100% of the premium associated with group health insurance for Executive as an individual, and 75% of the premium associated with group health insurance for Executive’s dependents, if applicable. The Company reserves the right to modify, add or eliminate benefits from time to time.

3.5              Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement practices.

4.                  Proprietary Information Obligations.

As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement to be executed of even date herewith (the “CIIAA”).

5.                  Termination of Employment.

5.1              Executive’s Resignation For Any Reason. If (a) Executive resigns from employment with the Company for any reason, the Company shall pay Executive any earned but unpaid base salary accrued through the date of termination and all accrued but unused vacation, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.2              Termination Without Cause. If, following the final closing of the Qualified Series A Financing, Executive’s employment is terminated by the Company without Cause, then the Company shall pay Executive any earned but unpaid base salary accrued through the date of termination and all accrued but unused vacation, at the rates then in effect, less standard deductions and withholdings. In addition, subject to Section 5.6, Executive shall receive the following (the “Severance Benefits”):

(a)               The Company shall pay Executive, as severance, an amount equal to three months of Base Salary at the time of termination; provided, that Executive has complied with Section 5.6 below and is not otherwise in breach of the CIIAA, provided, however, that such severance amount will be six months (instead of three months) after the Company completion of an IPO. The amount specified in this Section 5.2(a) shall be paid to Executive: (i) if termination occurs prior to the completion of an IPO, in three equal monthly installments, or (jj) if termination occurs after completion of an IPO, in six equal monthly installments, in either case beginning ten days following the effective date of the Release and will be subject to any required withholdings.

(b)              Vesting of Executive’s then-outstanding, unvested equity will cease as of the end of the last complete month of service preceding his employment termination date and shall not assume the achievement of any Company or performance based milestones following Executive’s employment termination date

5.3              Definition of Cause. “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation in fraud, misrepresentation of facts, act of dishonesty or act of gross misconduct against the Company and/or its Board that results in material financial or reputational harm to the Company; (iii) Executive’s material violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company and/or its Board; or (iv) Executive’s material violation of material Company policy. Prior to a termination for Cause pursuant to (iv) above, to the extent such event(s) is capable of being cured by Executive and to the extent it is the first such instance giving rise to the notice described herein, (A) the Company shall give the Executive a single notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, (B) Executive shall have thirty (30) days after the delivery of such notice to cure the event(s) giving rise to Cause, the existence of such cure to be determined by the Board, provided that the Company reserves the right put Executive on a paid leave of absence during such period and terminate Executive’s access to Company systems and property so long as such measures do not substantially interfere with Executive’s ability to cure the Cause of his termination during the cure period.

5.4              Effect of Termination. Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions, including any director and/or officer positions with the Company and its affiliated entities.

5.5              Section 409A Compliance. It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments set forth herein are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of termination, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. Finally, if the period during which Executive may consider and/sign a release in connection with the receipt of severance benefits spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

5.6              Release. As a condition precedent to receipt of the Severance Benefits, Executive shall furnish to the Company an executed waiver and release of claims in a form to be provided by the Company, which shall include confidentiality, non-disclosure, non-disparagement and non-solicit provisions, and an obligation for Executive to provide reasonable transition assistance and consulting services to the Company on an as-needed basis through the first anniversary of Executive’s employment termination date (the “Release”) within the time period specified therein, but in no event later than forty-five days following Executive’s termination. Executive acknowledges and agrees that such transition services shall be fully compensated by the benefits described herein and the post-termination payments contemplated under the CIIAA.

6.                  General Provisions.

6.1              Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

6.2              Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

6.3              D&O Insurance. Executive shall be entitled to indemnification from the Company pursuant to, and in accordance with the terms of, (i) the Company’s charter and bylaws, to the extent that indemnification of Executive is provided for therein, and (ii) any D&O insurance policy covering Executive purchased by the Company.

6.4              Disputes.

(a)               Equitable and Legal Relief. Either Party may seek equitable and legal relief in the event of a breach or threatened breach by the other Party of its obligations under this Agreement, subject to the prior satisfaction of Sections (b)-(d) hereof.

(b)              Internal Resolution. In the event of any dispute arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, the Parties shall try to settle such conflicts amicably between themselves prior to undertaking any other legal or equitable relief.

(c)               Mediation. In the event the Parties are still unable to resolve the dispute following attempt(s) at internal resolution, the dispute may then be submitted by a Party to a mediator, mutually agreed to by the Parties, for nonbinding mediation. The Parties shall cooperate with the mediator in an effort to resolve such dispute.

(d)              Arbitration. If the dispute is not resolved within sixty (60) days of its submission to the mediator undertaken pursuant to Section (c), either Party may submit the dispute for binding arbitration. The arbitration shall be conducted by one (1) arbitrator, to be appointed by mutual agreement of the parties. The arbitration shall be conducted in accordance with the rules and organization agreed to by the Parties at the time or if no agreement can be reached, by the commercial rules of the American Arbitration Association, which shall administer the arbitration. The arbitration, including the rendering of the award, shall take place in the State of New York and shall be the exclusive forum for resolving such dispute. The decision of the arbitrator shall be final and binding upon the Parties and the expense of the arbitration, including, without limitation, the award of attorneys’ fees to the prevailing Party, shall be paid as the arbitrator determines.

6.5              Miscellaneous. This Agreement, along with the CIIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. Executive acknowledges and agrees that this Agreement expressly supersedes and replaces any prior agreements, understandings, or negotiations concerning stock, stock options, restricted stock, or other Company equity. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, but not limited to the Consulting Agreement, dated January 1, 2018, between Executive and the Company, with the exception of Sections 4, 5, 6, 11, 15, 16, and 17, which shall remain in effect; and the Advisor Agreement between Employee and Company dated February 23, 2016, with the exception of Section 2, which shall remain in effect. In addition, the Restricted Stock Purchase Agreement, dated February 23, 2016 shall remain in full force and effect in its entirety. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

INCYSUS THERAPEUTICS, INC.

	By:	/s/William Ho
Name: William Ho
Title: President & CEO
Accepted and agreed:

/s/Lawrence S Lamb
Lawrence S. Lamb, Phd